Exhibit 99.1

For Immediate Release

Cushman & Wakefield Promotes Michelle MacKay to President and COO and Andrew McDonald to President as Part of CEO Transition

CHICAGO, October 1, 2021 – Cushman & Wakefield (NYSE: CWK), a leading global real estate services firm, today announced its Chief Operating Officer (COO) Michelle MacKay has been promoted to President and COO, and Chief Executive of the Americas Andrew McDonald has been promoted to President, effective January 1, 2022.This transition comes as the firm recently announced its current President John Forrester will become CEO, also on January 1, 2022.

“Cushman & Wakefield has a world-class executive management team, and I am excited to continue working with Michelle and Andrew in their expanded roles. I’m confident our firm will benefit from aligning our leaders to our greatest opportunities as we help clients navigate the growth ahead for the commercial real estate industry,” said John Forrester, President and CEO-elect of Cushman & Wakefield.

As President and COO, MacKay will take on additional responsibilities leading the firm’s Europe, Middle East & Africa (EMEA) region; Global Occupier Services (GOS); the facilities services business C&W Services; and DTZ Investors. As President, McDonald will be responsible for the firm’s Americas and Asia Pacific businesses.

MacKay was appointed COO in 2020, having previously served on Cushman & Wakefield’s Board of Directors since 2018. As COO, she is responsible for executing the firm’s strategy and overseeing its functional groups. Notably, MacKay spearheaded the launch of the firm’s Global Employee Assistance Fund for those impacted by COVID-19 and helped establish the Diversity, Equity & Inclusion (DEI) function. Before joining Cushman & Wakefield, MacKay occupied the positions of Executive Vice President, Investments & Head of Capital Markets at iStar, Inc.; Executive Director, Commercial Real Estate at UBS; Vice President, Fixed Income at J.P. Morgan; and Assistant Vice President, Real Estate and Fixed Income at The Hartford Financial Services Group, Inc.

“Since joining Cushman & Wakefield, I’ve had the pleasure of working with people who are truly passionate and eager to push the boundaries of what we can collectively accomplish—whether that’s developing new solutions for our clients or ensuring we are responsible corporate citizens,” said MacKay. “I’m excited to expand on the great progress we’ve made in this new role.”

MEDIA CONTACT

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com

In his current role as Chief Executive, Americas, McDonald is responsible for leading the operations and business service lines across the region. He previously served as President of Cushman & Wakefield’s U.S. West Region. Prior to that, McDonald served as Executive Managing Director and Regional Managing Principal for Greater Los Angeles / Orange County, overseeing the market’s eight offices. He began his career at ASIMCO, a Beijing-based private equity firm acquired by Bain Capital. In 1999, he returned to the U.S. to work with Cushman Realty Corporation, which merged with Cushman & Wakefield in 2001.

“In an industry environment that is ever-evolving, what won’t change in the future is our promise to deliver exceptional value to our clients by leveraging our strong platform of services and the expertise of our people globally,” said McDonald. “I look forward to continuing to work with this team in leading our business into an exciting new chapter.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Cautionary Note on Forward-Looking Statements

All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding benefits from officer transitions and promotions, growth of the commercial real estate industry and expansion of the Company’s progress in specific geographic areas. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield. Any forward-looking statements speak only as of the date of this press release and the report referred to herein, and except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence results is discussed under “Risk Factors” in Part I Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the Securities and Exchange Commission.

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